EXHIBIT 99.1

SPS Commerce Reports First Quarter 2012 Financial Results

Company Delivers 45th Consecutive Quarter of Revenue Growth and 37% Recurring Revenue Growth Over 2011

MINNEAPOLIS, April 26, 2012 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced financial results for the first quarter ended March 31, 2012.

Revenue was $16.5 million in the first quarter of 2012, compared to $12.6 million in the first quarter of 2011, reflecting 31% growth in revenue from the first quarter 2011. Recurring revenue grew 37% from the first quarter of 2011.

Net income in the first quarter of 2012 was $256,000 or $0.02 per diluted share, compared to net income of $492,000, or $0.04 per diluted share, in the first quarter of 2011. Non-GAAP net income per diluted share was $0.09, compared to non-GAAP net income per diluted share of $0.06 in the first quarter of 2011. Adjusted EBITDA for the first quarter of 2012 was $1.9 million, compared to $1.2 million for the first quarter of 2011.

"One of our primary objectives in 2012 is to expand our presence across customers of all sizes and we saw solid evidence of that occurring in the first quarter," said Archie Black, President and CEO of SPS Commerce. "We benefit from two key business foundations that are helping us achieve this success. First, SPSCommerce.net meets the needs of both small and large enterprises. And second, we have an existing ecosystem of channel partners, which combined with our enterprise sales force gives us a powerful go-to-market team without needing to build a new organization. The growth in large enterprise customers is a driving force behind our increase in recurring revenue per recurring revenue customer this quarter. We believe we're well positioned with suppliers of all sizes and our solutions are at the forefront of the favorable market trends, as evidenced by our results this quarter."

"We had a strong start to the year highlighted by 37% recurring revenue growth," said Kim Nelson, Chief Financial Officer. "Due to the continued strength we're seeing in our overall business and a very healthy enablement pipeline, we're pleased to announce that we're raising our full year revenue guidance."

Guidance

For the second quarter of 2012, revenue is expected to be in the range of $17.4 million to $17.7 million, representing growth of 25% to 27% compared to the second quarter of 2011. Second quarter net income per diluted share is expected to be in the range of $0.01 to $0.02. Non-GAAP net income per diluted share is expected to be in the range of $0.09 to $0.10. Adjusted EBITDA is expected to be in the range of $1.9 to $2.1 million. Non-cash, share-based compensation expense is expected to be approximately $700,000.

For the full year of 2012, revenue is expected to be in the range of $70.3 million to $71.3 million, representing growth of 21% to 23% compared to the full year of 2011. Full year net income per diluted share is expected to be in the range of $0.10 to $0.13. Non-GAAP net income per diluted share is expected to be in the range of $0.39 to $0.42. Adjusted EBITDA is expected to be in the range of $8.6 million to $9.0 million. Non-cash, share-based compensation expense is expected to be approximately $2.8 million. Also for the year, we expect an annual effective tax rate of approximately 38%, with cash paid for taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at http://investors.spscommerce.com under the Events & Presentations menu. An audio replay will be available between 6:30 p.m. CT April 26, 2012 and 10:59 p.m. CT May 12, 2012 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 58917649. The replay will also be available on the Company's website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce is a leading provider of on-demand supply chain management solutions and the Retail Universe community, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way the retail supply chain community of suppliers, retailers, distributors and other customers build their trading partner relationships and manage and fulfill orders. Our Retail Universe hosts profiles of thousands of retail supply chain members, and enables retailers, suppliers and 3PLs to find, connect and form new business partnerships based on product or integration requirements. The SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 3,000 order management models across 1,500 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 45,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has achieved 45 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com or www.retailuniverse.com.

SPS Commerce is a registered trademark of SPS Commerce, Inc. SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc. Retail Universe is a service mark of SPS Commerce. All other names and trademarks are the property of their respective holders.

The SPS Commerce logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7184

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2011, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

SPS-F

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	March 31,	December 31,
	2012	2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 33,063	$ 31,985
Accounts receivable, less allowance for doubtful accounts of $243 and $222, respectively	7,981	7,958
Deferred costs, current	6,085	5,748
Deferred income taxes, current	782	783
Prepaid expenses and other current assets	1,896	1,765
Total current assets	49,807	48,239

PROPERTY AND EQUIPMENT, net	3,420	3,382
GOODWILL	5,853	5,853
INTANGIBLE ASSETS, net	5,507	5,767
OTHER ASSETS
Deferred costs, net of current portion	2,670	2,510
Deferred income taxes, net of current portion	11,646	11,787
Other non-current assets	93	80
	$ 78,996	$ 77,618

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 1,240	$ 1,411
Accrued compensation and benefits	4,548	5,118
Accrued expenses and other current liabilities	1,311	1,097
Deferred revenue, current	4,077	3,840
Total current liabilities	11,176	11,466

OTHER LIABILITIES
Deferred revenue, less current portion	7,294	6,599
Total liabilities	18,470	18,065

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 12,186,915 and 12,138,858 shares issued and outstanding, respectively	12	12
Additional paid-in capital	109,323	108,606
Accumulated deficit	(48,809)	(49,065)
Total stockholders' equity	60,526	59,553
	$ 78,996	$ 77,618

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$ 16,534	$ 12,649
Cost of revenues	4,448	3,321
Gross profit	12,086	9,328
Operating expenses
Sales and marketing	6,447	5,126
Research and development	1,732	1,240
General and administrative	3,188	2,455
Amortization of intangible assets	260	--
Total operating expenses	11,627	8,821
Income from operations	459	507
Other income (expense)
Interest income	15	32
Other expense	(65)	(18)
Total other income (expense), net	(50)	14
Income before income taxes	409	521
Income tax expense	(153)	(29)
Net income	$ 256	$ 492

Net income per share
Basic	$ 0.02	$ 0.04
Diluted	$ 0.02	$ 0.04

Weighted average common shares used to compute net income per share
Basic	12,163	11,864
Diluted	13,185	12,698

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Three Months Ended
	March 31,
	2012	2011

Cash flows from operating activities
Net income	$ 256	$ 492
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	142	--
Depreciation and amortization of property and equipment	592	422
Amortization of intangible assets	260	--
Provision for doubtful accounts	82	55
Stock-based compensation	612	312
Changes in assets and liabilities
Accounts receivable	(105)	(837)
Prepaid expenses and other current assets	(144)	(360)
Deferred costs	(497)	(255)
Accounts payable	(171)	581
Accrued compensation and benefits	(570)	(215)
Accrued expenses and other current liabilities	215	101
Deferred revenue	932	264
Net cash provided by operating activities	1,604	560
Cash flows from investing activities
Purchases of property and equipment	(630)	(488)
Net cash used in investing activities	(630)	(488)
Cash flows from financing activities
Payments of capital lease obligations	--	(122)
Net proceeds from exercise of options to purchase common stock	93	24
Excess tax benefit from exercise of options to purchase common stock	11	--
Net cash provided by (used in) financing activities	104	(98)
Net increase (decrease) in cash and cash equivalents	1,078	(26)
Cash and cash equivalents at beginning of period	31,985	40,473
Cash and cash equivalents at end of period	$ 33,063	$ 40,447

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net income	$ 256	$ 492
Depreciation and amortization of property
and equipment	592	422
Amortization of intangible assets	260	--
Interest expense	--	--
Interest income	(15)	(32)
Income tax expense	153	29

EBITDA	1,246	911
Non-cash, stock-based compensation expense	612	312

Adjusted EBITDA	$ 1,858	$ 1,223

Net income	$ 256	$ 492
Non-cash, stock-based compensation expense	612	312
Amortization of intangible assets	260	--

Non-GAAP income	$ 1,128	$ 804

Shares used to compute non-GAAP income
per share
Basic	12,163	11,864
Diluted	13,185	12,698

Non-GAAP income per share
Basic	$ 0.09	$ 0.07
Diluted	$ 0.09	$ 0.06
CONTACT: Investor Relations:
         The Blueshirt Group
         415-217-7722
         Todd Friedman, Stacie Bosinoff, Nicole Gunderson
         spsc@blueshirtgroup.com

         Media:
         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com